Exhibit 99.1

Information

For Immediate Release	October 4, 2005

adidas-Salomon and Reebok Announce Expiration of

Hart-Scott-Rodino Waiting Period for Proposed Acquisition

Herzogenaurach/Canton, MA - adidas-Salomon AG (DAX:ADSG.DE) and Reebok International Ltd. (NYSE:RBK) today announced that the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, with respect to the proposed acquisition of Reebok by adidas-Salomon AG, has expired. As a result, no further anti-trust regulatory review will be necessary in the United States.

On August 3, 2005 adidas-Salomon and Reebok announced that their Boards of Directors had unanimously approved a definitive agreement under which adidas-Salomon would acquire all of the outstanding shares of Reebok for U.S. $59.00 per share in cash. The transaction value is approximately €3.1 billion (U.S. $3.8 billion) including the assumption of Reebok’s net cash position.

As previously announced, the transaction is subject to customary closing conditions and regulatory approvals as well as authorization by Reebok shareholders. The companies believe that the transaction will close in the first half of 2006.

About adidas-Salomon AG

adidas-Salomon is one of the global leaders within the sporting goods industry and offers a broad range of products with brands such as adidas and TaylorMade in its portfolio. Excluding the Salomon business segment, which is planned for divestiture in mid-October, the adidas Group had 14,217 employees and reached sales of €5.9 billion in 2004. The Group’s net income attributable to shareholders from continuing and discontinued operations reached €314 million in 2004.

About Reebok International Ltd.

Reebok International Ltd. (NYSE: RBK), headquartered in Canton, MA, is a leading worldwide designer, marketer and distributor of sports, fitness and casual footwear, apparel and equipment under the Reebok, Rockport, CCM, Jofa, Koho and Greg Norman brands.  Sales for 2004 totaled approximately $3.8 billion.  Reebok can be accessed on the World Wide Web at www.reebok.com.

Forward-Looking Statements

The statements, analyses, and other information contained herein relating to the proposed merger and anticipated synergies, savings and financial and operating performance, including estimates for growth, trends in each of adidas-Salomon’s and Reebok’s operations and financial results, the markets for adidas’s and Reebok’s products, the future development of adidas’s and Reebok’s businesses, and the contingencies and uncertainties to which adidas and Reebok may be subject, as well as other statements including words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “will,” “should,” “may,” and other similar expressions, are “forward-looking statements” under the Private Securities Litigation Reform Act of 1995.  Such statements are made based upon management’s current expectations and beliefs concerning future events and their potential effects on the company.

Future events and their effects on adidas and Reebok may not be those anticipated by management.  Actual results may differ materially from the results anticipated in these forward-looking statements.  Risks and uncertainties include, without limitation, the following: international, national and local general economic and market conditions; unanticipated shifts in consumer preferences in athletic footwear, apparel and hardware; competition; the ability to maintain advantageous licenses with our licensors; risks associated with our international sales, distribution and manufacturing; increases in raw material prices; our ability to manage and forecast our growth and inventories; the loss of significant customers and suppliers; the effect of currency fluctuations; responsiveness to existing and new products and distribution channels; the ability to achieve the cost savings and synergies contemplated by the proposed merger; the effect of regulatory conditions, if any, imposed by regulatory agencies; the reaction of Reebok’s and adidas’s customers and suppliers to the transaction; the ability to promptly and effectively integrate the businesses of Reebok and adidas; diversion of management time on merger-related issues; and increased exposure to exchange rate fluctuations.

Neither adidas nor Reebok undertakes, and each specifically disclaims, any obligation to update or revise any forward-looking information, whether as a result of new information, future developments or otherwise.

Important Legal Information

This communication is being made in respect of the proposed merger involving adidas and Reebok. In connection with the proposed merger, Reebok has filed a preliminary proxy statement on September 21, 2005. Before making any voting or investment decision, Reebok’s stockholders and investors are urged to read the definitive proxy statement regarding the merger and any other relevant documents carefully in their entirety when they become available because they will contain important information about the proposed transaction.  The preliminary proxy statement on file with the SEC and the definitive proxy statement and other documents to be filed with the SEC will be available free of charge at the SEC’s website, www.sec.gov.  Stockholders and investors in Reebok will also be able to obtain the proxy statement and other documents free of charge by directing their requests to: Office of Investor Relations, Reebok International Ltd., 1895 J.W. Foster Boulevard, Canton, MA 02021.

Reebok and its directors, executive officers and other members of management may be deemed to participate in the solicitation of proxies in respect of the proposed transactions.  Information regarding Reebok’s directors and executive officers is available in Reebok’s preliminary proxy statement for its 2005 annual meeting of stockholders, which was filed with the SEC on March 8, 2005. Additional information regarding the interests of such potential participants is included in the preliminary proxy statement on file with the SEC and will be included in the definitive proxy statement when it becomes available.

adidas-Salomon AG Contacts:

Media Relations	Investor Relations
Jan Runau	Natalie M. Knight
Head of Corporate PR	Head of Investor Relations
Tel.: +49 (0) 9132 84-3830	Tel.: +49 (0) 9132 84-3584

Anne Putz	Hendric Junker (-4989)
Corporate PR Manager	Investor Relations Manager
Tel.: +49 (0) 9132 84-2964	Tel.: +49 (0) 9132 84-4989

Reebok International Ltd. Contacts:

Media Relations	Investor Relations
Denise Kaigler	Neil Kerman
Senior Vice President and Chief	Vice President, Corporate Finance
Communications Officer	neil.kerman@reebok.com
denise.kaigler@reebok.com	Tel.: 781-401-7152
Tel.: 781-401-7869

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